Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Unless otherwise stated, references to AgroFresh in this section generally refer to the Business as historically conducted on an integrated basis by AgroFresh Inc. and through operations within other subsidiaries of TDCC globally. Such references coincide with the scope of the business in the historical carve-out financial statements of “The AgroFresh Business” incorporated herein by reference to the Proxy Statement filed July 16, 2015.

The Unaudited Pro Forma Condensed Combined Statement of Operations and Comprehensive Income for the three months ended March 31, 2015 and for the year ended December 31, 2014, gives pro forma effect to the Business Combination and the related proposed financing transactions as if they had occurred on January 1, 2014. The Unaudited Pro Forma Condensed Combined Balance Sheet as of March 31, 2015 assumes that the Business Combination and the related proposed financing transactions were completed on March 31, 2015.

The Unaudited Pro Forma Condensed Combined Balance Sheet as of March 31, 2015 was derived from the Unaudited Combined Balance Sheet of the carve-out financial statements of AgroFresh, which historically operated as a combination of an indirect wholly-owned subsidiary and operations within other subsidiaries of TDCC, and Boulevard’s unaudited condensed balance sheet, in each case, as of March 31, 2015. The Unaudited Pro Forma Condensed Combined Statement of Operations and Comprehensive Income for the three months ended March 31, 2015 was derived from the unaudited Combined Statements of Income and Comprehensive Income of the carve-out financial statements of AgroFresh for the three months ended March 31, 2015 and Boulevard’s unaudited condensed statement of operations for the three months ended March 31, 2015. The Unaudited Pro Forma Condensed Combined Statement of Operations and Comprehensive Income for the year ended December 31, 2014 was derived from the audited Combined Statements of Income and Comprehensive Income of the carve-out financial statements of AgroFresh for the year ended December 31, 2014 and Boulevard’s audited statement of operations for the year ended December 31, 2014.

The Business Combination will be accounted for using the acquisition method of accounting under the provisions of Accounting Standards Codification (“ASC”) 805, “Business Combinations” (“ASC 805”). The pro forma adjustments are based on the information currently available and the assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying Unaudited Pro Forma Condensed Combined Financial Information.

The Unaudited Pro Forma Condensed Combined Statement of Operations and Comprehensive Income for the three months ended March 31, 2015 and the year ended December 31, 2014 are not necessarily indicative of what the actual results of operations would have been had the Business Combination and related proposed financing transactions taken place on the date indicated, nor is it indicative of the future consolidated results of operations of the post-Transaction company. The Unaudited Pro Forma Condensed Combined Financial Information should be read in conjunction with the accompanying notes and the sections entitled “Information About AgroFresh” (beginning on page 175 in the Proxy Statement,) “AgroFresh Management’s Discussion and Analysis of Financial Condition and Results of Operations” (page 7 of the Current Report on Form 8-K filed August 6, 2015) the historical financial statements and notes thereto of Boulevard and the historical carve-out Combined Financial Statements and notes thereto of AgroFresh (beginning on F-2 to the Proxy Statement).

The Unaudited Pro Forma Condensed Combined Financial Information has been prepared to illustrate the effect of the Business Combination and related financing transactions and has been prepared for informational purposes only and should not be relied upon. The historical consolidated financial statements have been adjusted in the Unaudited Pro Forma Condensed Combined Financial Information to give effect to pro forma events that are (1) directly attributable to the Business Combination and related financing transactions, (2) factually supportable and (3) with respect to the statement of operations and comprehensive income, expected to have a material continuing impact on the results of the post-Transaction company.

The Unaudited Pro Forma Condensed Combined Financial Information is presented considering there were no shares of Boulevard Common Stock redeemed prior to the Closing.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of March 31, 2015

($ in thousands)	AgroFresh	Boulevard	Pro Forma Adjustments for Financing	Notes	Pro Forma Adjustments for Business Combination	Notes	Pro Forma Combined
Assets:
Cash	$—	$527	$425,000	3a	$215,504	3d	$27,185
	—	—	(14,141)	3b	(635,000)	3e	—
	—	—	50,000	3c	(14,705)	3f	—
Accounts & Notes Receivable:	—	—	—		—		—
Trade (net of allowance)	40,943	—	—		—		40,943
Other	851	—	—		(765)	3g	86
Prepaids and other assets	—	63	—		—		63
Inventories	14,251	—	—		—		14,251
Deferred income taxes—current	2,574	—	—		(2,574)	3g	—
Total current assets	58,619	590	460,859		(437,540)		82,528
Property, net	4,008	—	—		—		4,008
Goodwill	155,953	—	—		(74,199)	3h	81,754
Other intangibles	88,832	—	—		774,168	3i	863,000
Deferred income taxes—noncurrent	611	—	—		(611)	3g	—
Investments held in Trust Account	—	220,504	—		(220,504)	3d	—
Other Assets	694	—	14,141	3b	7,965	3j	22,800
Total assets	$308,717	$221,094	$475,000		$49,279		$1,054,090
Liabilities:
Due to related party	$—	141	$—		$—		$141
Accounts payable:
Trade	5,204	—	—		—		5,204
Other	3,429	45	—		(1,301)	3g	2,173
Deferred revenue—current	2,000	—	—		(2,000)	3g	—
Income taxes payable—current	9,148	—	—		(9,148)	3g	—
Deferred income taxes—current	32	—	—		(32)	3g	—
Accrued and other current liabilities	2,211	227	—		(449)	3g	1,989
Short-term portion of long-term debt	—	—	17,000	3a	—		17,000
Total current liabilities	22,024	413	17,000		(12,930)		26,507
Long-term debt	—	—	408,000	3a	—		408,000
Deferred revenue—noncurrent	3,833	—	—		(3,833)	3g	—
Deferred income taxes—noncurrent	24,608	—	—		(24,608)	3g	—
Accrued liabilities—noncurrent	2,850	7,717	—		147,879	3k	158,446
Total liabilities	53,315	8,130	425,000		106,508		592,953
Redeemable equity	—	207,964	—		(207,964)	3m	—
Equity:
Net parent investment	254,678	—	—		(254,678)	3l	—
Preferred Stock	—	—	—		—		—
Common Stock	—	1	1	3c	4	3n	6
Additional paid-in capital	—	5,978	49,999	3c	417,960	3n	473,937
Accumulated deficit	—	(979)	—		(11,827)	3o	(12,806)
Accumulated OCI	724	—	—		(724)	3l	—
Total equity	255,402	5,000	50,000		150,735		461,137
Total liabilities and combined equity	$308,717	$221,094	$475,000		$49,279		$1,054,090

Unaudited Pro Forma Condensed Combined Statement of Operations and Comprehensive Income

For the three months ended March 31, 2015

($ in thousands)	AgroFresh	Boulevard	Pro Forma Adjustments for Business Combination	Notes	Pro Forma Adjustment for Debt Financing	Notes	Pro Forma Combined
Net Sales	$32,796	$—	$(500)	4a	$—		$32,296
Cost of sales	5,007	—	—		—		5,007
Research and Development	4,583	—	—		—		4,583
Selling, General, and Administrative	6,362	306	147	4b	—		6,815
Amortization	7,267	—	3,521	4c	—		10,788
Interest expense	—	—	—		6,662	4d	6,662
Sundry expense—net	1	(1)	—		—		—
Income (Loss) before income taxes	9,576	(305)	(4,168)		(6,662)		(1,559)
Provision for income taxes	7,096	—	(1,542)	4e	(2,465)	4e	3,089
Net income (loss)	$2,480	$(305)	$(2,626)		$(4,197)		$(4,648)
Other comprehensive income (loss):
Translation adjustments, net of tax	(1,334)	—	—		—		(1,334)
Comprehensive income	$1,146	$(305)	$(2,626)		$(4,197)		$(5,982)
Earnings (loss) per share—basic & dilluted	n/a	$(0.045)	$(0.06)				$(0.09)
Weighted average shares outstanding—basic & diluted	n/a	6,736,000	43,204,548	5a			49,940,548

 Unaudited Pro Forma Condensed Combined Statement of Operations and Comprehensive Income

For the year ended December 31, 2014

($ in thousands)	AgroFresh	Boulevard	Pro Forma Adjustments for Business Combination	Notes	Pro Forma Adjustment for Debt Financing	Notes	Pro Forma Combined
Net Sales	$180,508	$—	$(2,000)	4a	$—		$178,508
Cost of sales	30,659	—	—		—		30,659
Research and Development	19,399	—	—		—		19,399
Selling, General, and Administrative	31,534	677	1,175	4b	—		33,386
Amortization	29,656	—	13,494	4c	—		43,150
Interest expense	—	—	—		26,803	4d	26,803
Sundry expense—net	4	(3)	—		—		1
Income (Loss) before income taxes	69,256	(674)	(16,669)		(26,803)		25,110
Provision for income taxes	41,399	—	(6,167)	4e	(9,917)	4e	25,315
Net income (loss)	$27,857	$(674)	$(10,502)		$(16,886)		$(205)
Other comprehensive income (loss):
Translation adjustments, net of tax	(4,323)	—	—		—		(4,323)
Comprehensive income	$23,534	$(674)	$(10,502)		$(16,886)		$(4,528)
Earnings (loss) per share—basic & dilluted	n/a	$(0.10)	$(0.24)				$(0.00)
Weighted average shares outstanding—basic & diluted	n/a	6,613,000	43,327,548	5b			49,940,548

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1. Description of Transaction

Pursuant to the Purchase Agreement, Boulevard acquired all of the issued and outstanding shares of capital stock of AgroFresh Inc., an indirect wholly owned subsidiary of TDCC. For purposes of the Unaudited Pro Forma Condensed Combined Financial Information, the Business Combination purchase price is deemed to be $991.7 million. In accordance with relevant accounting rules, this figure reflects:

•                  the $810 million purchase price in cash and shares of Boulevard Common Stock specified in the Purchase Agreement (comprised of $635 million in cash and 17.5 million shares of Boulevard Common Stock with a deemed value of $10 per share);

•                  an increase in the fair value of the consideration paid in the form of shares by valuing such shares at $12.00 per share (the closing sales price of the shares on July 31, 2015 as reported on The NASDAQ Capital Market);

•                  an assumed risk adjusted present value (fair value) of the potential additional deferred payment which may be payable to TDCC in 2018 (see “Proposal No. 1—Approval of the Business Combination—The Purchase Agreement—Consideration” which is incorporated herein by reference to the Proxy Statement);

•                  an assumed risk adjusted present value (fair value) of the payments to be made by AgroFresh to TDCC over time under the Tax Receivable Agreement (see “Proposal No. 1—Approval of the Business Combination—The Tax Receivables Agreement” which is incorporated herein by reference to the Proxy Statement);

•                  a fair value of the warrants to be received by TDCC under the Warrant Purchase Agreement of $3.17 per warrant, which is the closing sales price of the warrants on July 31, 2015, as reported on The NASDAQ Capital Market (see “Proposal No. 1—Approval of the Business Combination—The Warrant Purchase Agreement” which is incorporated herein by reference to the Proxy Statement).

The amounts described above in respect of the additional deferred payment and the Tax Receivable Agreement are presented herein in the aggregate and referred to as the “Contingent Consideration”.

2. Basis of Presentation

The Unaudited Pro Forma Condensed Combined Balance Sheet as of March 31, 2015 assumes that the Business Combination and the related proposed financing transactions were completed on March 31, 2015. The Unaudited Pro Forma Condensed Combined Statement of Operations and Comprehensive Income for the three months ended March 31, 2015 and the year ended December 31, 2014 gives pro forma effect to the Business Combination and the related financing transactions as if they had occurred on January 1, 2014. The Unaudited Pro Forma Condensed Combined Balance Sheet as of March 31, 2015 was derived from the Unaudited Combined Balance Sheets of the carve-out financial statements of AgroFresh and the unaudited condensed balance sheet of Boulevard, in each case, as of March 31, 2015. The Unaudited Pro Forma Condensed Combined Statement of Operations and Comprehensive Income for the three months ended March 31, 2015 was derived from the unaudited Combined Statements of Income and Comprehensive Income of the carve-out financial statements of AgroFresh for the three months ended March 31, 2015 and Boulevard’s unaudited condensed statement of operations for the three months ended March 31, 2015. The Unaudited Pro Forma Condensed Combined Statement of Operations and Comprehensive Income for the year ended December 31, 2014 was derived from the audited Combined Statements of Income and Comprehensive Income of the carve-out financial statements of AgroFresh and the audited statement of operations of Boulevard, in each case for the year ended December 31, 2014.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

(Continued)

2. Basis of Presentation (Continued)

The Unaudited Pro forma Condensed Combined Financial Information was prepared using the acquisition method of accounting and was based on the audited historical financial information of AgroFresh and Boulevard. The acquisition method of accounting, based on ASC 805, uses the fair value concepts defined in ASC 820, “Fair Value Measurement” (“ASC 820”). The historical consolidated financial information has been adjusted in the accompanying Unaudited Pro Forma Condensed Combined Financial Information to give effect to pro forma events that are (i) directly attributable to the Business Combination and the related financing transactions, (ii) factually supportable, and (iii) with respect to the unaudited pro forma condensed combined statements of operations and comprehensive income expected to have a material continuing impact on the consolidated results. Unless indicated otherwise, all amounts presented in the Unaudited Pro Forma Condensed Combined Financial Information section are in thousands, except per share information.

ASC 820 defines fair value, establishes the framework for measuring fair value for any asset acquired or liability assumed under GAAP, expands disclosures about fair value measurements and specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop the fair value measures. Fair value is defined in ASC 820 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date”. This is an exit price concept for the valuation of an asset or liability. Market participants are assumed to be buyers or sellers in the most advantageous market for the asset or liability. Fair value measurement for an asset assumes the highest and best use by these market participants, and as a result, assets may be required to be recorded which are not intended to be used or sold and/or to value assets at a fair value measurement that do not reflect management’s intended use for those assets. Fair value measurements can be highly subjective and it is possible the application of reasonable judgment could develop different assumptions resulting in a range of alternative estimates using the same facts and circumstances. ASC 805 requires, among other things, that most assets acquired and liabilities assumed in a business combination be recognized at their fair values as of the acquisition date.

3. Unaudited Pro Forma Condensed Combined Balance Sheet Adjustments

The estimated allocation of the purchase price discussed below is preliminary. The final allocation of the purchase price will be determined at a later date and is dependent on the final evaluation of AgroFresh’s tangible and identifiable intangible assets acquired and liabilities assumed. Such final adjustments, including increases or decreases to depreciation or amortization resulting from the allocation of purchase price to depreciable property, plant and equipment and amortizable intangible assets, respectively, may be material. The allocation is expected to occur within one year of the consummation of the Business Combination and any necessary adjustments will be reflected in Boulevard’s financial statements accordingly.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

(Continued)

3. Unaudited Pro Forma Condensed Combined Balance Sheet Adjustments (Continued)

The preliminary consideration and allocation of the purchase price to the fair value of AgroFresh’s assets acquired and liabilities assumed as if the acquisition date was March 31, 2015 is presented as follows (in thousands):

	Notes	Pro Forma
Calculation of consideration
Cash consideration		$635,000
Stock issued to TDCC at fair value	3p	210,000
Warrants issued to TDCC at fair value	3q	19,020
Purchase price		864,020
Contingent consideration		127,689
Total consideration to be transferred		991,709
Recognized amounts of identifiable assets acquired and liabilities assumed
Book value of AgroFresh net assets		255,402
Less: Assets not transferring with the transaction		(3,950)
Plus: Liabilities not assumed with the transaction		42,316
Less: Historical AgroFresh goodwill		(155,953)
Less: Historical AgroFresh intangible assets		(88,832)
Total—recognized amounts of identifiable assets acquired and liabilities assumed		48,983
Total consideration less recognized amounts of identified net assets assumed		942,726
Fair value adjustments of net assets acquired
Identifiable intangible assets:
Developed technology		855,000
Customer relationships		8,000
Other		(2,028)
Goodwill		$81,754

The following notes reference the Unaudited Pro Forma Condensed Combined Balance Sheet:

a)                                     Represents the issuance of $425 million of a new term loan facility. The term loan facility will mature on the date that is six years after Closing, and will amortize in equal quarterly installments in an aggregate annual amount equal to 1.0% of the original principal amount of the loan.

b)                                     In connection with the incurrence of the new term loan facility and a new revolving credit facility, approximately $14.1 million of debt issuance costs are expected to be capitalized and amortized over the life of the underlying issuances.

c)                                      Represents the issuance of 4,878,048 shares at a price of $10.25 per share to raise an aggregate of $50 million of additional equity at Closing. Boulevard has entered into Subscription Agreements with five investors that became effective at Closing.

d)                                     Represents the reclassification of the cash equivalents held in the Trust Account in the form of investments to cash and cash equivalents to reflect the fact that these investments are available for use in connection with the Business Combination and the payment of $5.0 million for an execution fee under the Transition Services Agreement (“the TSA

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

(Continued)

3. Unaudited Pro Forma Condensed Combined Balance Sheet Adjustments (Continued)

Execution Fee”). The Unaudited Pro Forma Condensed Combined Balance Sheet reflects $5.0 million payment related to the TSA Execution Fee as a reduction of cash with a corresponding decrease in retained earnings. This cost is not included in the Unaudited Pro Forma Condensed Combined Statement of Operations and Comprehensive Income as it is directly related to the Business Combination and will be nonrecurring.

e)                                      In accordance with the Purchase Agreement, cash consideration of $635 million was paid to TDCC at Closing.

f)                                       To record estimated acquisition-related transaction costs and other expenses settled at Closing of approximately $14.7 million. In accordance with ASC 805, acquisition-related transaction costs and related charges are not included as a component of consideration to be transferred but are required to be expensed as incurred. The Unaudited Pro Forma Condensed Combined Balance Sheet reflects these costs as a reduction of cash with a corresponding decrease in accrued liabilities for those expenses that were accrued as of March 31, 2015 and the remainder in retained earnings. These costs are not included in the Unaudited Pro Forma Condensed Combined Statement of Operations and Comprehensive Income as they are directly related to the Business Combination and will be nonrecurring.

g)                                      Represents assets and liabilities included in the unaudited carve-out Combined Financial Statements of AgroFresh to be retained by TDCC pursuant to the Purchase Agreement including (i) $0.7 million insurance receivable related to pending litigation, (ii) $3.2 million current and noncurrent deferred income tax assets, (iii) $0.7 million liability related to the insured pending litigation referred to in (i), (iv) $0.6 million liability related to accrued payroll deductions, (v) $5.8 million related to current and noncurrent deferred revenue, (vi) $9.1 million related to income taxes payable, (vii) $24.6 million in current and noncurrent deferred income tax liabilities, and (viii) $0.3 million related to an employee incentive compensation liability. This adjustment also includes $0.1 million related to Boulevard professional fees accrued as of March 31, 2015 that were paid at Closing as described in 3f.

h)                                     AgroFresh’s goodwill as of March 31, 2015 totaled approximately $156.0 million before any adjustment for the impact of the Business Combination. As a result of the Business Combination, goodwill is calculated as the purchase price less the fair value of assets acquired less liabilities assumed. For purposes of showing the pro forma effect, the assumed acquisition of AgroFresh by Boulevard as of March 31, 2015 would have resulted in a net decrease in goodwill of approximately $74.2 million.

i)                                         Represents the incremental fair value step-up of certain intangible assets currently valued at $88.8 million to arrive at their estimated fair value of $863.0 million. The intangible assets acquired are expected to be amortized over an average useful life of 20 years. The fair value estimates of developed technology and customer relationships are preliminary and were determined utilizing the multi-period excess earnings method. The developed technology refers to 1-MCP and alpha-cyclodextrin and their application in SmartFreshTM, HarvistaTM, and RipeLockTM products and the fruit storage technology solution, AdvanStoreTM.

j)                                        Represents the recoverable portion of the value-added taxes (or similar transfer taxes) related to the Business Combination. This amount was estimated at $8.0 million based on applying the estimated value-added tax (or similar transfer tax) rates applicable in each jurisdiction to

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

(Continued)

3. Unaudited Pro Forma Condensed Combined Balance Sheet Adjustments (Continued)

the preliminary appraisal value of each class of assets transferred in that jurisdiction as part of the Business Combination.

k)                                     Represents the net impact of (i) $127.7 million liability for Contingent Consideration including (a) $13.8 million liability related to the estimated fair value calculated using the Black-Scholes option pricing model of a deferred payment to TDCC which will be paid if AgroFresh meets a target level of earnings as specifically defined in the Purchase Agreement (TDCC will be paid $50.0 million in 2018 if AgroFresh meets the defined level) and (b) $113.9 million liability which is the estimated fair value of cash payments owed to TDCC pursuant to the Tax Receivables Agreement (the estimated undiscounted cash payments to be made by AgroFresh to TDCC pursuant to the Tax Receivable Agreement are $231.2 million and are based on an estimated intangible write-up amortized over 15 years, tax effected at 37%, which are then discounted to present value utilizing an appropriate market discount rate to arrive at the estimated fair value of the cash payments and the associated liability); (ii) $19.0 million liability for the fair value of warrants to be issued to TDCC pursuant to the Warrant Purchase Agreement representing 6.0 million warrants at the fair value of $3.17 per share (the closing sales price of the warrants on July 31, 2015, as reported on The NASDAQ Capital Market); (iii) $9.3 million transfer tax liability consisting of $8.0 million of value-added taxes (or similar transfer taxes) and $1.3 million of non-recoverable transfer taxes, both of which were estimated by applying the tax rates applicable in each jurisdiction to the preliminary appraisal value of each class of assets transferred in that jurisdiction as part of the Business Combination, (iv) $0.7 million employee benefit liability which represents the actuarially calculated projected benefit obligation expected to transfer as part of the Business Combination but excluded from the audited historical balance sheet, net of $0.9 million deferred compensation and $0.2 million employee retirement liability to be retained by TDCC pursuant to the Purchase Agreement; and (v) $7.7 million reduction due to Boulevard’s payment at Closing of deferred underwriting expenses that were accrued as of March 31, 2015.

l)                                         Represents the elimination of AgroFresh’s net parent investment account and accumulated other comprehensive income as of March 31, 2015.

m)                                 At the time of issuance, certain of Boulevard’s Common Stock was subject to a possible redemption and, as such, an amount of $208.0 million was classified outside the equity section in Boulevard’s historical condensed balance sheet as of March 31, 2015. As none of the shareholders elected to redeem these shares in connection with the Business Combination, the shares are no longer redeemable and have been reclassified as a component of shareholders equity.

n)                                     Represents the issuance of common shares related to the Transaction including 17.5 million shares to TDCC. In addition, represents the reclassification of 20.8 million shares previously classified as subject to possible redemption.

o)                                     Represents a reduction in retained earnings as a result of (i) the $5.0 million TSA Execution Fee as described in 3d, and (ii) the estimated acquisition-related transaction costs of approximately $6.8 million as described in 3f.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

(Continued)

3. Unaudited Pro Forma Condensed Combined Balance Sheet Adjustments (Continued)

p)                                     Stock issued to TDCC at estimated fair value represents 17.5 million shares, valued at $12.00 per share (the closing sales price on July 31, 2015, as reported on The NASDAQ Capital Market).

q)                                     Warrants issued to TDCC at estimated fair value represents 6.0 million warrants valued at $3.17 per warrant (the closing sales price of the warrants on July 31, 2015, as reported on The NASDAQ Capital Market).

4. Unaudited Pro Forma Condensed Combined Statement of Operations and Comprehensive Income Adjustments

a)                                     Represents the elimination of deferred revenue of $0.5 million for the three months ended March 31, 2015 and $2.0 million for the year ended December 31, 2014 which is contractually excluded from the Transaction pursuant to the Purchase Agreement.

b)                                     To record the incremental rent of $0.1 million for the three months ended March 31, 2015 and $1.2 million for the year ended December 31, 2014 to reflect market rates for the Collegeville facility in accordance with the Occupancy Agreement entered into at Closing.

c)                                      To record step-up of pro forma amortization expense on the portion of the purchase price allocated to identifiable intangible assets as follows:

	Preliminary Fair Value	Estimated Useful Life in Years	Estimated 2014 Annual Amortization	Estimated 2015 Quarterly Amortization
Developed technology	$855,000	20	$42,750	$10,688
Customer relationships	8,000	20	400	100
Total fair value of intangibles	$863,000		$43,150	$10,788
less: historical amortization expense			(29,656)	(7,267)
Incremental amortization expense			$13,494	$3,521

d)                                     To record the $6.0 million of interest expense from the issuance of $425 million of a new term loan facility and $0.7 million of debt issuance cost amortization and annual commitment fees for the three months ended March 31, 2015. To record the $24.3 million of interest expense from the issuance of $425 million of a new term loan facility, plus $2.4 million of debt issuance cost amortization and $0.1 million in annual commitment fees for the year ended December 31, 2014. The interest rates under the new financing agreements are based on LIBOR at a rate of 5.75% (LIBOR with 1% floor plus 475 basis points).

e)                                      Represents the income tax effect of the pro forma adjustments related to the acquisition of AgroFresh calculated using the U.S statutory income tax rate of 35% and an estimate for U.S. state tax rates of 2%. The effective tax rate of the combined company could be significantly different depending on post-acquisition income and other activities in various foreign tax jurisdictions.

Additionally, the above Unaudited Pro Forma Statement of Operations and Comprehensive Income does not include adjustments related to the services provided under the Transition Service

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

(Continued)

4. Unaudited Pro Forma Condensed Combined Statement of Operations and Comprehensive Income Adjustments (Continued)

Agreement as the service periods under this agreement are generally not greater than one year in nature and such adjustments cannot be reasonably estimated. The historical financial statements also do not include approximately $4 million of incremental selling, general, and administrative costs that Boulevard expects to incur to support operations as a stand-alone public company.

5. Earnings per Share

The following table summarizes the pro forma shares outstanding as of March 31, 2015:

Pro Forma Combined
Boulevard outstanding shares	6,766,087
Shares which were subject to redemption	20,796,413
Issuance of shares pursuant to subscription agreements	4,878,048
Issuance of shares to TDCC upon consummation of Transaction	17,500,000
Total pro forma shares outstanding	49,940,548

a)                                     The unaudited pro forma condensed combined basic and diluted earnings per share (“EPS”) calculations for the three months ended March 31, 2015 are prepared assuming all shares issued in connection with the Boulevard IPO were outstanding at January 1, 2014 and are based on the historic Boulevard weighted average number of shares outstanding of 6,736,000 adjusted by 43,204,548 shares to increase the weighted average share amount to 49,940,548 representing the number of total shares that are outstanding after completion of the Business Combination inclusive of the 20,796,413 shares that are no longer subject to possible redemption as a result of the Business Combination and the shares issued to TDCC as part of the Business Combination. Boulevard currently has 17,185,000 common stock purchase warrants which are excluded from calculating diluted EPS as they are antidilutive. If they were included in calculating diluted EPS, they would be calculated utilizing the treasury-stock method.

b)                                     The unaudited pro forma condensed combined basic and diluted earnings per share (“EPS”) calculations for the year ended December 31, 2014 are prepared assuming all shares issued in connection with the Boulevard IPO were outstanding at January 1, 2014 and are based on the historic Boulevard weighted average number of shares outstanding of 6,613,000 adjusted by 43,327,548 shares to increase the weighted average share amount to 49,940,548 representing the number of total shares that are outstanding after completion of the Business Combination inclusive of the 20,796,413 shares that are no longer subject to possible redemption as a result of the Business Combination and the shares issued to TDCC as part of the Business Combination. Boulevard currently has 17,185,000 common stock purchase warrants which are excluded from calculating diluted EPS as they are antidilutive. If they were included in calculating diluted EPS, they would be calculated utilizing the treasury-stock method.

COMPARATIVE SHARE INFORMATION

The following table sets forth historical comparative share information for AgroFresh and Boulevard and Unaudited Pro Forma Combined Share Information after giving effect to the Business Combination and related financing transactions, considering no redemptions by holders of Boulevard Common Stock. The historical information should be read in conjunction with “Summary Historical Combined Financial Data of AgroFresh” and “Summary Historical Financial Information and Other Data of Boulevard”. The Unaudited Pro Forma Combined Share Information is derived from, and should be read in conjunction with, the Unaudited Pro Forma Condensed Combined Financial Information and related notes included elsewhere on the Current Report on Form 8-K filed on August 6, 2015.

The Unaudited Pro Forma Combined Share Information does not purport to represent what the actual results of operations of AgroFresh and Boulevard would have been had the Business Combination and related financing transactions been completed or to forecast AgroFresh and Boulevard’s results of operations that may be achieved after the Business Combination. The unaudited pro forma book value per share information below does not purport to represent what the value of AgroFresh and Boulevard would have been had the Business Combination or the related financing transactions been completed nor the book value per share for any future date or period.

	AgroFresh	Boulevard	Pro Forma Combined
As of and for the quarter ended March 31, 2015:
Book value per share	n/a	$0.18	$9.23
Shares outstanding—basic and diluted	n/a	27,562,500	49,940,548
Earnings / (loss) per share—basic and diluted	n/a	$(0.045)	$(0.09)

As of and for the year ended December 31, 2014:
Shares outstanding—basic and diluted	n/a	27,562,500	49,940,548
Earnings / (loss) per share—basic and diluted	n/a	$(0.10)	$(0.00)

(a)         Book value per share is calculated using the following formula:

Book value per share = (Total Stockholders’ Equity) / (Total Outstanding Shares)

(b)        The shares outstanding and basic and diluted earnings (loss) per share calculation for Boulevard include shares subject to possible redemption.